Exhibit 99.1

Blue Calypso Receives Strategic Investment from Loyalty Program Innovator Hal Brierley
30-Year Veteran and Loyalty Advisor to Fortune 500 Consumer Brands Invests and Appointed Senior Advisor to Blue Calypso to Accelerate Rollout of Mobile Engagement Platform

DALLAS, TX – April 28, 2016 – Blue Calypso, Inc. (OTCQB: BCYP), an innovator of mobile consumer activation, engagement and social advocacy solutions for manufacturers and brick-and-mortar retailers, has closed a $1 million strategic investment and senior advisory agreement with Harold ‘Hal’ Brierley, Chairman and CEO of The Brierley Group, a loyalty consulting and venture development firm.

The investment in Blue Calypso is the third transaction completed by Mr. Brierley since 2011 who now represents 12.1% of the common shares outstanding. The proceeds will be used for general working capital purposes required to support the company's growth objectives, including the expansion of its disruptive mobile engagement platform with major brick-and-mortar retailers. Hal Brierley, will also become a senior advisor to Blue Calypso and has the right to nominate a new director to Blue Calypso’s board of directors.

Mr. Brierley brings to Blue Calypso more than 30 years of C-level management experience in the loyalty marketing sector with major global consumer brands. Mr. Brierley’s career began after graduating Harvard Business School in 1968, where he co-founded and served as president and CEO of Epsilon Data Management, one of the nation's leading database marketing companies. In 1980, Mr. Brierley was retained as the only outside consultant to work on the design of American Airlines AAdvantage®, the first frequent flyer program. In 1982, he became Vice President of Sales and Advertising for Pan American World Airways, where he launched WorldPass®, Pan Am's frequent traveler program.

Brierley later resumed his entrepreneurial career with the launch of Brierley+Partners in 1985, supporting loyalty program design efforts for over 200 of the world’s leading consumer brand programs such as Hertz #1 Club Gold®, Hilton HHonors®, JCP Rewards, MySony®, Blockbuster Rewards, 7-11, GameStop Power-Up Rewards and many others. In 1999, Brierley founded e-Rewards as chairman and CEO and directed its sales growth to over $105 million in 2009, managing multiple rounds of financing and its acquisition of Research Now. In 2015, Brierley sold his majority interest in Brierley+Partners to Nomura Research Institute (NRI), Japan’s premier IT solutions and consulting company. In recognition of his significant contributions and leadership in the industry, Mr. Brierley was inducted into The Direct Marketing Association Hall of Fame in 2012. He now focuses his interests on The Brierley Group, an innovator in the customer relationship industry designing and delivering profitable programs to creatively engage consumers in direct relationships.

“In short, this is a game changer for the Blue Calypso story and I couldn’t be more excited to begin the next chapter in our expansion plans,” said Blue Calypso CEO Andrew Levi. “Combined with Hal’s 30 years’ experience in customer loyalty programs, I am confident we will become the leading mobile shopper engagement platform to brick-and-mortar retailers who are hungry for a competitive solution to the growing adoption of on-line e-commerce.”

Levi added, “Hal has been a colleague, supporter and mentor since his initial investment in 2011, and we now welcome him as an active business advisor. He is a pioneer and visionary in the massive customer loyalty market, where aggregate total memberships in the U.S. alone topped 3 billion in 2015. Partnering with a thought leader that understands the inherent value between a brand and their customer will accelerate our go-to-market strategy and I couldn’t be more thrilled to have Hal take an active role with us on our journey at Blue Calypso.”

“Having watched Blue Calypso’s evolution over the past few years as an investor, I believe the company is now well-positioned for growth in an environment that desperately needs a new comprehensive experience for today’s mobile shopper,” said Hal Brierley. “This investment clearly demonstrates my confidence in the current management team and the immense market opportunity I see playing out over the next three to five years.

“On the corporate governance front, I look forward to strengthening the board of directors with a synergistic board appointment that will accelerate the great opportunities at hand and assist the management team with becoming a much larger organization in the future. Blue Calypso is uniquely positioned to be a leader in the evolution of retail shopping.”

Details of the strategic investment can be found in the company’s Current Report Form 8-K filed today.

About Blue Calypso, Inc.
Dallas-based Blue Calypso, Inc. (OTCQB: BCYP) develops and delivers an innovative location-centric mobile shopper engagement experience for brands, retailers and consumers. The Company’s KIOSentrix® platform connects consumers to brands, drives local in-store traffic, increases shopper spend and shortens the consumer’s path-to-purchase. The Company was recently selected to Retail CIO Outlook magazine’s “Top 10 Merchandising Solution Providers – 2016.”  For more information about the company, please visit www.bluecalypso.com.

Forward Looking Statements
Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “will,” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Media and Investor Relations:

HCK2
Rachel David
972.499.6630
Rachel.David@hck2.com

MZ Group
Chris Tyson
Managing Director – MZ North America
Direct: 949-491-8235
chris.tyson@mzgroup.us
www.mzgroup.us
#